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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 ---------------

                                   FORM 8-A/A

                                 Amendment No. 1

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                                   ADVO, INC.
             (Exact name of registrant as specified in its charter)


               Delaware                                     06-0885252
      (State of incorporation or                   (IRS employer identification
             organization)                                     no.)


 One Univac Lane, Windsor, Connecticut                      06095-2668
(Address of principal executive offices)                    (Zip Code)


        Securities to be registered pursuant to Section 12(b) of the Act:

    Title of each class                         Name of each exchange on which
    to be so registered                         each class is to be registered

   Stock Purchase Rights                        New York Stock Exchange, Inc.


        Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                (Title of Class)
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Item 1. Description of Amendment.

      The Board of Directors of ADVO, Inc. (the "Company") has approved an amendment which extends the expiration date of its Stockholder Protection Rights Plan to February 11, 2013, and updates the plan to reflect current market prices and benchmarks. The Company's Stockholder Protection Rights Plan has been in place for ten years, with an expiration date of February 11, 2003. In addition to extending the Rights Plan for another ten years, the amendment updates the exercise price to $165, and adjusts the share ownership required to trigger the Rights to 15%. These adjustments bring the Rights Plan in line with more recent benchmarks. No other material changes were made to the Rights Plan. The amendment is not in response to any known takeover efforts, but is intended to deter abusive takeover tactics to protect shareholder rights and maximize shareholder value.

Item 2. Exhibits.

Exhibit No.       Description
-----------       -----------

    1 Amended and Restated Stockholder Protection Rights Agreement, dated as of February 10, 2003, between the Company and Mellon Investor Services LLC, as Rights Agent, including as Exhibit A the forms of Rights Certificate and Election to Exercise and as Exhibit B the form of Certificate of Designation and Terms of the Series B Junior Participating Preferred Stock (incorporated by reference to Exhibit 4(a) to the Company's Current Report on Form 8-K filed November 27, 2002).


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                                    SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Form 8-A/A amendment to registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                               ADVO, INC.



                                               By /s/ DAVID M. STIGLER
                                                  ------------------------------
                                                  David M. Stigler
                                                  Senior Vice President,
                                                  Chief Legal and Public Affairs
                                                  Officer, General Counsel and
                                                  Corporate Secretary

Date:  November 26, 2002


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                                  EXHIBIT INDEX



    Exhibit No.     Description
    -----------     -----------

         1 Amended and Restated Stockholder Protection Rights Agreement, dated as of February 10, 2003, between the Company and Mellon Investor Services LLC, as Rights Agent, including as Exhibit A the forms of Rights Certificate and Election to Exercise and as Exhibit B the form of Certificate of Designation and Terms of the Series B Junior Participating Preferred Stock (incorporated by reference to
                    Exhibit 4(a) to the Company's Current Report on Form 8-K filed November 27, 2002).


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